PRESS RELEASE Exhibit 99.1
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

201 N Franklin St
Ste 300
Tampa, FL 33602

Masonite Announces $125 Million Notes Offering

Tampa, FL, September 25, 2017 - Masonite International Corporation (NYSE: DOOR) (the “Company”) announced today that it is proposing to issue an additional $125 million aggregate principal amount of its 5.625% senior notes due 2023 (the “notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), subject to market and other conditions. The notes are expected to be treated as a single series with, and will have the same terms as those of, the $475 million aggregate principal amount of currently outstanding 5.625% senior notes due 2023 previously issued by the Company. The notes will be senior unsecured obligations of the Company and will be guaranteed by certain of its wholly-owned subsidiaries.

The Company intends to use the net proceeds from the sale of the notes for general corporate purposes, which may include funding future acquisitions, the repurchase of the Company’s common shares pursuant to its share repurchase programs and working capital needs. Pending the permanent application thereof, the Company may use all or a portion of the net proceeds to reduce amounts outstanding under its senior secured asset-based credit facility.

The notes are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S of the Securities Act. The notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from, or a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

masonite.com

Forward-Looking Statements
This document includes forward-looking statements, all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as “may,” “might,” “will,” “should,” “would,” “outlook,” “estimates,” “projects,” “plans,” “proposes,” “anticipates,” “expects,” “intends,” “forecasts,” “targets,” “believes,” and other words of similar meaning, or by the fact that they do not relate strictly to historical or current facts. Readers must carefully consider any such statements and should understand that such statements are based on management's current estimates and assumptions and are subject to many factors, risks and uncertainties which could cause actual results and developments to differ materially from the Company's forward-looking statements. No forward-looking statement can be guaranteed and actual future results may vary materially. Therefore, we caution you not to place undue reliance on our forward-looking statements. The Company disclaims any responsibility to update these forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite serves more than 7,000 customers in 65 countries.

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